Exhibit (k)(3)

[Form of Services Agreement]

IDR CORE PROPERTY INDEX FUND LTD

FUND PLATFORM AGREEMENT

THIS AGREEMENT (this “Agreement”), dated September [   ], 2020 is entered into by and among IDR Core Property Index Fund Ltd (“Fund”), IDR Investment Management, LLC (the “Fund Manager”, together with “Fund”, the “Fund Parties”, and each individually, a “Fund Party”) and Envexergy, Inc. d/b/a RealBlocks (“Portal” and together with the Fund Parties, the “Parties”, and each individually, a “Party”). Fund is a Maryland corporation registered under the Investment Company Act of 1940, as amended (defined below), that operates as a closed-end non-diversified, management investment company managed by Fund Manager, and Portal will create and maintain an online platform (the “Online Platform”) to make shares of the Fund (the “Shares”) available to US investors (the “Offerings”) and enable the Fund Manager to manage its interactions with the investors in the Fund.

1.  Scope of Services

Portal shall create and maintain the Online Platform to enable Fund Manager to manage its interactions with investors in Fund, and in connection therewith, Portal will provide the services and adhere to the minimum technical specifications set forth in Appendix A, the provisions and terms and conditions of which are a part of this Agreement (the “Services”). While Portal will facilitate the operation of the Online Platform, Fund Manager shall be solely responsible for and shall solely make the Offerings on the Online Platform. Portal shall not permit any Person access to the Online Platform, unless such Person is qualified to invest in Fund and is resident, domiciled, or has its registered office, as applicable, in the US.

Portal will utilize certain third party providers to deliver the Services listed in Appendix A. Among the third party providers that will be utilized in connection with this Agreement is the following:

●	UMB Fund Services - Transfer Agency Services

UMB Fund Services (“UMB”), headquartered in Milwaukee, Wisconsin, offers a complete line of products and services to the fund industry, including fund administration, fund accounting, tax, investor services and transfer agency, distribution and custody.

The Fund will pay an annual fee to the Portal of not more than [   ]% of the total Fund assets as reflected in this Agreement. The Portal will be fully responsible for compensating UMB for its transfer agency services outlined in the transfer agency agreement by and between the Fund and UMB dated [   ], 2020 (the “Transfer Agency Agreement”), attached hereto as Appendix C.

An Authorization Letter appointing Portal as the “Authorized Person”, as defined under the Transfer Agency Agreement is included in Appendix D.

The Fund Parties acknowledge and agree that services offered by Portal are dependent on the Fund Parties appointing Portal as an Authorized Person in connection with the Transfer Agency Agreement and in the absence of such authorization, Portal shall not be liable for the services listed in Appendix A.

2.  Definitions

“Authorized Sales Materials” means all advertising and supplemental sales literature to be used or delivered in the United States and its territories by Fund in connection with any public offering of Shares pursuant to the Registration Statement on Form N-2 filed with the Commission with respect to such Shares, whether designated solely for “broker-dealer use only” or otherwise.

“Commission” or “SEC” means the United States Securities and Exchange Commission.

“Data” means any data or information supplied, uploaded and/or inputted to Online Platform by any prospective investor or Fund and any data output derived therefrom.

“Prospectus” means the Fund prospectus, as amended or supplemented, on file with the Commission (including financial statements, exhibits and all other documents related thereto filed as a part thereof or incorporated therein), including any prospectus on file with respect to any follow-on offering; provided, that if such prospectus is amended or supplemented, the term “Prospectus” shall refer to such prospectus as amended or supplemented to date.

“Registration Statement” means a registration statement on Form N-2 on file with the Commission, as amended through the date hereof, provided, that if the Registration Statement is amended or supplemented, “Registration Statement” shall refer to the Registration Statement as so amended; and provided further, that, with respect to any follow-on offering, the term “Registration Statement” means the registration statement has been filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the “1940 Act”). Shares in the Registrant are not being registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(a)(2) of, and/or Regulation D under, the Securities Act.

3.  Compensation.

a)	In connection with the Services, the Fund Parties agree to pay Portal a one-time fee of $[ ], payable in three installments by wire transfer of immediately available funds to an account designated in writing by Portal as compensation for Portal’s initial setup of the infrastructure of the Online Platform supporting the Fund and continuing and ongoing maintenance of the Online Platform in connection with the Offerings. The first installment of this amount ($[ ]) is payable within 30 days of signing the Term Sheet dated July 17, 2020. The second installment of the upfront fee ($[ ]) will be payable by the Fund Parties within the 30 days of completion of one-year anniversary from the date of execution of the Term Sheet and the third and final installment of this fee ($[ ]) is payable by the Fund Parties within 30 days of the 2-year anniversary of the Term Sheet.

b)	The Fund Parties will pay an annual fee to the Portal of not more than [ ]% of the total Fund assets as to be reflected in the Fund formation documents unless otherwise mutually agreed to in writing by the Parties.

4.  Representations, Covenants and Warranties.

a)	Each Party represents and warrants to the other that: (i) the execution, delivery, and performance of this Agreement have been duly authorized; (ii) its performance hereunder shall not conflict with any of its other obligations; (iii) this Agreement constitutes a valid and binding obligation; and (iv) it is duly organized, validly existing, and in good standing in its jurisdiction of formation.

b)	Each Fund Party represents and warrants that the Shares will be offered to prospective investors in compliance with all applicable laws.

c)	Portal represents and warrants that the Online Platform is currently, and shall in the future be, operated in a manner consistent with all applicable laws, rules and regulations.

d)	Portal represents and warrants that Portal, or one of its affiliates, has any necessary authorizations, licenses or approvals in any applicable jurisdiction(s) as required to provide services to the Fund.

e)	Each Fund Party will ensure that the Fund is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization and is qualified in each jurisdiction in which it does business.

f)	In the conduct of the transactions contemplated by this Agreement, Portal shall comply with all applicable laws, including, without limitation, any applicable AML laws and regulations in the United States.

g)	Each Fund Party covenants that the subscription agreement for the Fund shall contain appropriate language reasonably designed to ensure that (i) each investor in the Fund is eligible to invest in the Fund in accordance with the eligibility requirements set forth in the Prospectus, understands the risks of investing in the Fund, and is capable of making sophisticated investment decisions, (ii) an investment in the Fund is suitable for such investor, (iii) such prospective investor provides all required information for securities, tax, accredited investor verification or other reporting purposes, and (iv) the source of such investor’s funds complies with applicable AML rules and regulations.

h)	Portal has established policies and procedures reasonably designed to ensure the non-contravention of (i) all applicable AML laws and regulations in the United States, including, but not limited to, the United States Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, and the United States Money Laundering Control Act of 1986 (18 U.S.C. §§1956 and 1957) (ii) the laws, regulations and Executive Orders administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Treasury Department, including the list of Specially Designated Nationals and Blocked Persons administered by OFAC, the Sectoral Sanctions Identifications List, and all other lists administered by OFAC, as such lists may be amended from time to time, and United Nations sanctions laws, or (iii) U.S. Foreign Corrupt Practices Act of 1977, as amended.

i)	Portal represents and warrants that there are no pending or, to Portal’s actual knowledge, threatened, actions, suits, proceedings, or investigations before or by any court, governmental, administrative, or self-regulatory body, board of trade, exchange, or arbitration panel to which it is a party or to which it or any of its assets are subject, nor has it received any notice of an investigation, inquiry, or dispute by any court, governmental, administrative, or self-regulatory body, board of trade, exchange, or arbitration panel regarding any of its activities, in each case that would reasonably be expected to materially impair its ability to discharge its obligations under this Agreement.

j)	Portal represents and warrants that it has implemented software or other systems or tools, or shall implement software or other systems or tools as necessary, which may include software, systems, tools, or other services via the Online Platform, through which a prospective investor (or an investment adviser, broker-dealer, or other agent acting on its behalf) may record representations indicating whether an investment in the Fund is suitable for such prospective investor and whether such prospective investor satisfies the eligibility requirements described in the Prospectus.

k)	Portal covenants that it shall use commercially reasonable efforts to ensure that all third-parties acting on its behalf conduct their activities in connection with the offering and management of the Fund, in compliance with (A) applicable laws, rules, and regulations where the Fund is domiciled and Shares are offered, and (B) other applicable legal and regulatory requirements and policy statements of regulatory agencies or self-regulatory bodies that have jurisdiction over them.

l)	Portal shall not, and shall cause its affiliates, and representatives not to, engage in conduct that would, or is likely to: (i) cause any regulatory harm to the Fund Parties; or (ii) bring any of them into disrepute or adversely affect their reputation in any way.

m)	Portal shall inform the Fund Parties promptly of: (i) the receipt by Portal of any communication from a regulatory authority in any jurisdiction concerning the offering of the Fund; or (ii) the commencement of any lawsuit or proceeding or regulatory action either relating to Portal or the Fund, in each case, which is relevant to this Agreement and could be detrimental to the Offering.

n)	To the best of Portal’s knowledge, none of Portal, any person controlling or controlled by it, any person having a beneficial ownership interest in it, any of its officers or employees, or any person for whom it acts as an agent or nominee (each individual or entity a “Covered Person”), is: (a) an individual or entity named on U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) list; (b) an individual or entity prohibited under the programs administered by OFAC (“OFAC Programs”); (c) an individual or entity named on any international sanctions list; or (d) engaged in an activity that is prohibited under the OFAC Programs or other international sanctions program. Portal further represents that (x) to the best of its knowledge, none of the proceeds of any transaction executed by it in connection with any transaction pursuant to this Agreement shall be derived from or used for any purpose prohibited under the OFAC Programs or any international sanctions program; and (y) Portal shall notify Fund promptly in writing should it become aware of any change in the information set forth in this Section 4(n).

o)	[RESERVED]

p)	Portal represents and warrants to the Fund Parties that it has implemented and maintains commercially reasonable business continuity policies and procedures with respect to services listed in Appendix A, will provide the Fund with a summary of its business continuity policies and will test its business continuity procedures at least annually.

q)	Portal represents and warrants to the Fund Parties that it has implemented and maintains commercially reasonable cybersecurity policies and procedures with respect to services listed in Appendix A, will provide the Fund with a summary of its cybersecurity policies and will test its cybersecurity procedures at least annually.

r)	Portal shall promptly notify the Fund Parties and the Fund Parties shall promptly notify Portal in writing of any communication from the SEC, FINRA, or any other securities commissioner or regulatory authority concerning the transactions contemplated by this Agreement or the Offering, or the commencement of any investigation, lawsuit or proceeding to which a Party or its affiliate or any placement agent is a party relating to the transactions contemplated by this Agreement or the Offering.

s)	Portal shall promptly notify the Fund Parties and the Fund Parties shall promptly notify Portal in writing if it has actual knowledge of any fact or omission, or any event or change of circumstances occurs, which would make any of the representations, warranties, or covenants herein become materially inaccurate or incomplete at any time during which this Agreement is in effect.

t)	No Party (nor any of its affiliates) shall, directly or indirectly, publish or communicate to any person or entity any disparaging remarks, comments or statements concerning or with respect to any other Party (or such other Party’s affiliates), including but not limited to any remarks, comments or statements that reflect adversely on the business affairs or practices of such other Party (or its affiliates), or the character, honesty, integrity, morality or abilities of such other Party (or its affiliates).

u)	Each Party shall maintain appropriate errors and omissions liability insurance and cybersecurity insurance policies and such other liability insurance coverage.

5. Confidentiality

a)	The Parties acknowledge that during the performance of this Agreement, each Party will have access to certain of each other Party’s Confidential Information (defined below) or Confidential Information of third parties that the disclosing Party is required to maintain as confidential. The Parties agree that all items of Confidential Information are proprietary to the disclosing Party or such third party, as applicable, and shall remain the sole property of the disclosing Party or such third party.

b)	Each Party agrees as follows: (i) to use the Confidential Information only for the purposes described herein; (ii) that such Party will hold in confidence and protect the Confidential Information from dissemination to, and use by, any third party; (iii) that the Party will not create any derivative work from Confidential Information disclosed to such Party by another Party; (iv) to restrict access to the Confidential Information to such of its personnel, agents, and/or consultants, if any, who have a need to have access and who have been advised of and have agreed in writing to treat such information in accordance with the terms of this Agreement; and (v) to return or destroy all Confidential Information of the other Party in its possession upon termination or expiration of this Agreement.

c)	Notwithstanding the foregoing, the provisions of Sections 5(a) and (b) shall not apply to Confidential Information that (i) is publicly available or in the public domain at the time disclosed; (ii) is or becomes publicly available or enters the public domain through no fault of the recipient; (iii) is rightfully communicated to the recipient by persons not bound by confidentiality obligations with respect thereto; (iv) is already in the recipient’s possession free of any confidentiality obligations with respect thereto at the time of disclosure; (v) is independently developed by the recipient without access or reference to such Confidential Information; or (vi) is approved in writing for release or disclosure by the disclosing Party without restriction. Notwithstanding the foregoing, each Party may disclose Confidential Information to the limited extent required (x) in order to comply with the order of a court or other governmental body, or as otherwise necessary to comply with applicable law, provided that the Party making the disclosure pursuant to the order shall (to the extent permitted by law) first have given written notice to the other Parties and made a reasonable effort to obtain a protective order; or (y) to establish a Party’s rights under this Agreement, including to make such court filings as it may be required to do.

d)	“Confidential Information” means any material or information relating to a Party’s research, development, products, product plans, services, customers, customer lists (including any customers or clients set forth in any exhibit to this Agreement), markets, software, developments, inventions, processes, formulas, technologies, designs, drawings, marketing, finances, or other business information that such disclosing Party treats as proprietary or confidential.

6.  Indemnification.

a)	Each Fund Party (each, an “Indemnifying Party”) shall indemnify, defend and hold harmless Portal and any of its respective affiliates, owners, directors, officers, members, stockholders, employees, agents, consultants, attorneys and other representatives (each, an “Indemnified Party”) to the fullest extent permitted by law, from and against any and all third-party claims, damages (including bodily injury, death of any person or damage to real or tangible property), liabilities, action, suit, proceedings and expenses (including reasonable attorney’s and other professionals’ fees and costs), as they are incurred, in connection with or as a result of (i) an act or omission by a Fund Party arising from any bad faith, willful misconduct, gross negligence, or fraud in connection with its obligations under this Agreement, (ii) a material breach of this Agreement by a Fund Party, (iii) a material breach of any representation, warranty, covenant, or agreement made by a Fund Party in this Agreement, or (iv) an untrue statement of a material fact contained in the Authorized Sales Materials or the omission in the Authorized Sales Materials to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

b)	Portal (an “Indemnifying Party”) shall indemnify, defend and hold harmless each Fund Party and any of its respective affiliates, directors, officers, members, stockholders, employees, agents consultants, attorneys and other representatives (each, an “Indemnified Party”) to the fullest extent permitted by law, from and against any and all third-party claims, damages (including bodily injury, death of any person or damage to real or tangible property), liabilities, action, suit, proceedings and expenses (including reasonable attorney’s and other professionals’ fees and costs), as they are incurred, in connection with or as a result of (i) an act or omission by Portal arising from any bad faith, willful misconduct, gross negligence, or fraud in connection with the performance of, or failure to perform its obligations under this Agreement, (ii) a material breach of this Agreement by Portal, (iii) a material breach of any representation, warranty, covenant, or agreement made by Portal in this Agreement, (iv) use of the Online Platform alleged to violate, infringe or misappropriate any patent or any copyright, trademark or other intellectual property rights of a third party (except to the extent that such violation, infringement or misappropriation is caused by a Fund Party’s combination of the Online Platform with any other third party product, service, software, data, content, or method to the extent (x) such infringement would not have arisen but for such combination and (y) such combination was not otherwise permitted as part of the services provided hereunder (it being expressly acknowledged by Portal that third party products, services and software of UMB is a permitted combination), (v) any failure of Portal to comply with applicable laws governing money laundering abatement and anti-terrorist financing efforts in connection with an Offering, or (vi) any other failure by Portal to comply with applicable law in connection with any Offering.

c)	The Indemnifying Party shall be entitled to assume the defense of any such action, suit or proceeding at the Indemnifying Party’s expense with counsel reasonably satisfactory to the other Party (in which case the Indemnifying Party shall not be responsible for the fees and expenses of any separate counsel retained by such Indemnified Party, except in the limited circumstances described below in this Section 6(c)). Notwithstanding the Indemnifying Party’s election to assume the defense of such action, suits or proceeding (a) such Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such litigation or proceeding, and (b) the Indemnifying Party shall bear the reasonable fees, costs and expenses of separate counsel if the use of counsel selected by the Indemnifying Party to represent such Indemnified Party would present such counsel with a conflict of interest under applicable laws or rules of professional conduct.

7.  Limits of Liability.

EXCEPT FOR THE PARTIES’ RESPECTIVE INDEMNIFICATION OBLIGATIONS SET FORTH ABOVE IN SECTION 6, IN NO EVENT WILL ANY PARTY TO THIS AGREEMENT BE LIABLE UNDER OR IN CONNECTION WITH THIS AGREEMENT UNDER ANY LEGAL OR EQUITABLE THEORY, INCLUDING BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, AND OTHERWISE, FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, ENHANCED, OR PUNITIVE DAMAGES AND NO LIABILITY SHALL ATTAIN AGAINST ANY OFFICER, DIRECTOR, OWNER AGENT OR EMPLOYEE OF EACH PARTY AND THE OTHER PARTY SHALL LOOK SOLELY TO THE ASSETS OF SUCH PARTY FOR SATISFACTION OF THE OBLIGATIONS ARISING UNDER THIS AGREEMENT.

8.  Termination; Assignment.

a)            This Agreement may be terminated for convenience by any Party hereto at any time upon the provision of ninety (120) days prior written notice thereof to the other Parties. The Parties acknowledge that the duties and obligations provided for herein are personal in nature and agree that neither this Agreement nor any of such duties or obligations may be assigned without the express written consent of the other Parties hereto.

b)            Each Fund Party may terminate this Agreement immediately upon written notice to Portal (A) upon a material breach of this Agreement by Portal, (B) if any representation or warranty of Portal is, or during the term of this Agreement, becomes, incomplete or inaccurate in any material respect, (C) if Portal commits a material violation of any state, federal, or foreign law or regulation in connection with the provision of its services hereunder or the offering of Shares, or (D) if Portal or any of its respective directors, officers, principals, or managers is charged with (1) any crime involving dishonesty or moral turpitude or (2) any felony as defined under United States federal or state law (or any crime in a non-United States jurisdiction punishable by death or imprisonment in excess of one year)).

c)            Upon termination of this Agreement each of the Parties will be released from any and all future obligations to the other Parties hereunder; provided, however, that the provisions of this Agreement shall remain in full force and effect for any actions or omissions occurring during the terms of this Agreement to the fullest extent permissible by law (and each Party shall remain liable for any breach of this Agreement occurring prior to the effective date of termination).

9.    [RESERVED]

10.  Publicity.

The Parties will collaborate in the development of press releases, announcements, interviews, sales pitches, and/or other publicity (collectively, “Publicity”) regarding the existence of the relationship between the Fund Parties and Portal in connection with this Agreement and no such Publicity may be used, disclosed, or released by either party without the prior written consent of the other.

11.  Changes to Applicable Law.

To the extent that the existing law relating to this Agreement changes, and such change affects this Agreement, the Parties will reform the affected portion of this Agreement to comply with the change.

12.  Use of Names.

Each Fund Party hereby acknowledges, agrees, and represents that neither it, nor any of its affiliates, has any right to use the name “Envexergy,” and “RealBlocks,” any name which encompasses any the names “Envexergy,” and “RealBlocks”, or their derivatives, or any other identifying names, trademarks, service marks, logos, designs, or other proprietary designations of such entities (collectively, the “Portal Marks”) without Portal’s prior written consent; provided that nothing in this Agreement shall prohibit a Fund Party or its agents from referring to such names in any disclosure (i) to affiliates of such Fund Party and its agents or to the employees or agents of any of the foregoing, (ii) to investors and potential investors in such Fund Party and their related vehicles, (iii) to any co-investor of or lender to Fund or their respective affiliates, (iv) to the extent such Fund Party determines necessary to comply with applicable laws, regulations, rulings, or government or legal process, including any securities, tax, anti-money laundering (“AML”), or anti-terrorist laws, regulations, or rulings, or (v) to the extent required in connection with any legal process or regulatory filing. Portal and its affiliates reserve all other rights to use or license its relevant Portal Mark for any other purpose, and all rights to use and license any other mark incorporating “Envexergy,” and “RealBlocks”, as applicable, for all purposes. Upon termination of this Agreement, each Fund Party and its agents shall forthwith cease to use the Portal Marks, including all materials bearing the Portal Marks, except to the extent necessary in connection with the continued operation of Fund.

Portal hereby acknowledges, agrees, and represents that neither it, nor any of its affiliates, has any right to use the name “IDR Core Property Index Fund”, “IDR Investment Management, LLC” or their derivatives, or any other identifying names, trademarks, service marks, logos, designs, or other proprietary designations of such entities (collectively, the “Fund Marks”), without the prior written consent of the Fund Parties; provided that nothing in this Agreement shall prohibit Portal from referring to the Fund Marks in any disclosure (i) to affiliates of Portal, to the beneficial owners of Portal or its affiliates, or to the employees or agents of any of the foregoing, (ii) to prospective investors and investors in the Fund, (iii) to the extent Portal determines necessary to comply with applicable laws, regulations, rulings, or government or legal process, including any securities, tax, AML, or anti-terrorist laws, regulations, or rulings, or (iv) to the extent required in connection with any legal process. The Fund Parties reserves all other rights to use or license the Fund Marks for any other purpose, and all rights to use and license any other mark incorporating any of the Fund Marks for all purposes.

Upon termination of this Agreement, Portal and its affiliates shall forthwith cease to use the Fund Marks, including all materials bearing the Fund Marks, except to the extent necessary in connection with the continued operation of the Fund. Subject to the terms and conditions herein, Fund hereby grants to Portal a non-transferable, non-assignable, non-exclusive, royalty-free right and license to use the Fund Mark in the United States and elsewhere in the world. Except as otherwise provided herein, Portal may not use any variation, derivative or stylization of any Fund Mark. Notwithstanding the limited use specified in the previous sentence in relation to the Fund Marks, each Fund Party reserves all of its rights, title and interest in the property and, any such limited use shall remain subject to the terms and conditions applicable to the use of the Fund Marks as set forth in this Section 12.

Each Party acknowledges the importance to the others’ reputation and goodwill, and to the public, of maintaining high, uniform standards of quality provided under the Portal Marks and Fund Marks (together, the “Marks”). Therefore, each agrees to:

(A)	provide all services under the Marks in a manner that complies with the other’s business and professional standards;

(B)	use the Marks in a manner that will protect the other’s rights and goodwill therein, including the use of all notices, legends or markings that may be required to give appropriate notice of the respective owner’s trademark rights in the Marks;

(C)	affix the Marks on advertising and promotional materials only according to the formats, logotypes, colors, styles and specifications as are currently in use or as shall be specifically approved in advance by the other in writing;

(D)	not otherwise use the Marks in any way, except in a form and manner approved herein; and

(E)	follow any other standards as may be reasonably requested to maintain the respective owner’s rights in the Marks.

The respective owner may periodically audit the other’s compliance with the provisions of this Agreement, and the user of the Mark shall cooperate in such audits by making its appropriate personnel, together with copies of its business and employee manuals and samples of its trade marks, marketing materials and business templates, available upon reasonable advance notice.

13.  Governing Law.

This Agreement will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine). Venue for any action (including arbitration) brought hereunder shall lie exclusively in state and federal courts located in New York County, New York State.

14.  Attorneys’ Fees and Costs.

Subject to the terms of this Agreement, in any arbitration, litigation, or other proceeding, informal or formal, by which one party either seeks to enforce this Agreement or seeks a declaration of any rights or obligations under this Agreement, the non-prevailing party will pay the prevailing party’s costs and expenses, including but not limited to, reasonable attorneys’ fees.

15.  Compliance with Laws; Policies and Procedures.

All Parties agree to comply with all applicable federal, state, and local laws, executive orders and regulations issued, where applicable.

16.  Cooperation.

Where agreement, approval, acceptance, consent or similar action by any party hereto is required by any provision of this Agreement, such action will not be unreasonably delayed or withheld. Each party will cooperate with the others by, among other things, making available, as reasonably requested by the others, management decisions, information, approvals, and acceptances in order that each party may properly accomplish its obligations and responsibilities hereunder.

17.  Force Majeure; Excused Performance.

None of the Parties hereto will be liable for delays or any failure to perform the services under this Agreement due to causes beyond its reasonable control. Such delays include, but are not limited to, fire, explosion, flood or other natural catastrophe, acts of God, pandemics, governmental legislation, acts, orders, or regulation, strikes or labor difficulties, to the extent not occasioned by the fault or negligence of the delayed party. Any such excuse for delay will last only as long as the event remains beyond the reasonable control of the delayed party. However, the delayed party will use its best efforts to minimize the delays caused by any such event beyond its reasonable control.

18.  No Waiver.

The failure of a party to this Agreement at any time to require performance by another party of any provision of this Agreement will in no way affect that party’s right to enforce such provisions, nor will the waiver by a party of any breach of any provision of this Agreement be taken or held to be a waiver of any further breach of the same provision.

19.  Notices.

Any notice given pursuant to this Agreement will be in writing and will be given by email (with delivery confirmation), personal service or by United States certified mail, return receipt requested, postage prepaid to the addresses appearing at the end of this Agreement, or as changed through written notice to the other party. Notice given by email will be effective upon confirmed receipt, personal service will be deemed effective on the date it is delivered to the addressee, and notice mailed will be deemed effective on the third day following its placement in the mail addressed to the addressee.

20.  Counterparts; Facsimile.

This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same Agreement. The Parties agree that a facsimile signature may substitute for and have the same legal effect as the original signature.

21.  Compliance. Portal shall comply with the requirements set forth in Appendix B (“Compliance”) attached hereto.

22.  Survival. Sections 5, 13, 14, 19 and 22 shall survive termination of this Agreement.

23.  Insurance. Portal shall, at its own expense, maintain and carry insurance in full force and effect with financially sound and reputable insurers.

24.  Entire Agreement.

This Agreement and its attached exhibits and appendices constitute the entire agreement between the Parties and supersede any and all previous representations, understandings, or agreements between the Fund Parties and Portal as to the subject matter hereof. This Agreement may only be amended by an instrument in writing signed by the Parties. This Agreement will be construed without regard to the party that drafted it. Any ambiguity will not be interpreted against a particular party and will, instead, be resolved in accordance with other applicable rules concerning the interpretation of contracts.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Envexergy, Inc.

By:

Name:

Title:

IDR Core Property Index Fund Ltd

By:

Name:

Title:

IDR Investment Management, LLC

By:

Name:

Title:

Appendix A

I.	Online Platform Services

A.	Portal will provide the following services:

1.	creation of a bespoke fund marketing website hosted on Portal infrastructure for prospective investors to learn about and transact in Fund branded with Fund’s logo, brand visuals, and disclaimers, with appropriate identification of Portal and related parties in their legal capacities;

2.	access to Portal for prospective investors to learn about and which the Fund Manager can use to assist with Offerings;

3.	operation of the AML, KYC, eligibility, and suitability assessment tools and administration of assessment results per Portal’s standards and preferences;

4.	creation of a digital document signing workflow customized for Fund investor types (individuals, trusts, business entities, etc.); and

5.	creation of an investor access dashboard providing tracking capabilities of allocations, cash activities, statements, and investment updates.

B.	In addition, Portal will provide the following services on an ongoing basis in connection with the administration of the Online Platform:

1.	capital call notification and collection reporting;

2.	distribution notification and disbursement;

3.	ongoing reporting;

4.	posting and notification of client communications, including tax-related documentation;

5.	ongoing data and analytics reports;

6.	capital account statement posting;

7.	delivery and tracking of tender offer notices;

8.	a data room for legal and marketing documents including identification tracking system processing and housing of subscriptions, additional investments, and redemptions;

9.	custodian support services; and

10.	oversight of the Online Platform and its service providers, including, but not limited to outside legal counsel, third-party administrators, transfer agents, custodians and tax providers, if needed, to properly support the Fund.

11.	It is estimated that the services listed above will take 300 hours of work by Portal’s employees. To the extent that the hours spent by Portal’s employees in providing such services exceed 300 hours, Portal shall perform such work on a time- and material- basis at an hourly rate to be mutually agreed upon among the Parties.

II.	Technical Specifications

A.	Protection of Data

Portal and its affiliates and agents shall hold all Data, and any information derived from such Data, in confidence, and Portal shall only use such Data to perform the services contemplated under this Agreement. Portal will implement and maintain reasonable administrative, physical and technical safeguards which prevent any collection, use or disclosure of, or access to Data that this Agreement does not expressly authorize, including, without limitation, an information security program that meets commercially reasonable United States industry practice to safeguard the Data. Such information security program will include: (i) physical security of all premises in which Data will be processed and/or stored; and (ii) reasonable precautions taken with respect to the employment of, access given to, and education and training of any and all personnel furnished or engaged by Portal to perform any part of the services hereunder. In the event Portal experiences a breach of security of the Data (which shall include, without limitation, physical trespass on a secure facility or computing systems; intrusion/hacking or theft of any information storage device or printed materials; exploitation of a vulnerability in Portal’s computing systems; or unauthorized access to or use of the Data) (collectively, a “Security Breach”), Portal shall promptly notify Fund in writing of the Security Breach and use all commercially reasonable efforts to promptly remediate the effects of the Security Breach on the Online Platform and, subject to Section 6 of the Agreement, to the extent such Security Breach was caused by a breach of this Agreement by Portal, take any other steps required by applicable law with respect to such Security Breach.

In addition, not less than annually, Portal shall, at its sole expense, engage independent certified public accountants (“Auditors”), to produce a Service Organization Control (SOC) 2, Type II report (“SOC Report”) for Online Platform. Each SOC Report shall set forth the findings and recommendations of the review over the specified time period and scope and an attestation of Portal’s Auditors. Such SOC Report shall demonstrate adequate security, availability, processing integrity and confidentiality for the processes and systems supporting the services provided to Subscribing Investors. Portal shall deliver to Fund a copy of each SOC Report within sixty (60) days of receipt by Portal which shall be treated as the confidential information of Portal and may not be disclosed to any third party other than the professional advisors of Fund who are bound by written obligations to hold such information in confidence. If any SOC Report contains recommendations or identifies material deficiencies, Portal shall, at its sole cost and expense, take all actions necessary to comply with such recommendations and/or remediate any such material deficiencies and shall confirm to Fund in writing when such deficiencies have been remediated. Portal acknowledges that any failure to remediate a material deficiency identified in any SOC report within a reasonable amount of time shall be deemed a material breach of this Agreement.

B.	Portal Warranties.

In addition, Portal represents and warrants:

1.	that it will comply with all applicable laws and regulations relating to its performance of the services being provided under this Agreement, including but not limited to those related to data security and/or privacy;

2.	it shall use commercially reasonable efforts to have the Online Platform function in accordance with the specifications without any material malfunction or defect;

3.	it shall use commercially reasonable efforts (including by using industry standard virus scanning) to ensure that the Online Platform does not and shall not contain or incorporate any computer code, programs, procedures, mechanisms or programming devices (including, without limitation, any code typically identified as a virus, Trojan horse or worm) that are designed to disrupt, modify, delete, damage, deactivate, disable, harm, access without authorization or otherwise impede the operation of Fund or Subscribing Investor, or any other associated software, firmware, hardware, computer system or network;

4.	Online Platform does not and shall not contain or incorporate any Open Source Software components that reasonably may cause or require other Fund software or systems to become subject to license terms requiring such software or systems to be: (a) disclosed or distributed in source code form; (b) licensed for the purpose of making derivative works; or (c) redistributable at no charge (for the avoidance of doubt “Open Source Software” means any software that (x) is licensed under any license listed or described at http://www.opensource.org/docs/definitions.php or at http://www.opensource.org/licenses, (y) is “Free Code” as defined by the Free Software Foundation or (z)(1) prohibits imposing restrictions on (A) distribution of the software or derivatives, or (B) aggregations with any other software; (2) prohibits royalties, fees or other charges for software or derivatives; (3) requires and/or permits distribution of the software or derivatives in source code form; or (4) requires users or licensees to have the right to access any source code of the software or derivatives;

5.	it shall not allow any of its personnel to access the services (including Data) that Portal knows, or should have reasonably known, to have been convicted of (1) any crime involving dishonesty or moral turpitude, (2) any felony as defined under United States federal or state law (or any crime in a non-United States jurisdiction punishable by death or imprisonment in excess of one year) or (3) a breach of trust; and

Appendix B

Compliance Requirements

1.            COMPLIANCE

1.1          OFAC Restrictions. Portal represents and warrants that neither it nor anyone acting on its behalf is a person or entity with whom U.S. entities are restricted from doing business under regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order or other governmental action.

1.2          IRCA. Portal agrees at all times to remain in strict compliance with all terms, provisions, regulations and rulings relative to the Immigration Reform and Control Act of 1986 (“IRCA”). Portal shall properly verify the identity and eligibility for work within the United States of all persons performing the services directly on Portal’s behalf. Within three (3) days of receipt of a written request from Fund, Portal shall provide sufficient documentation to evidence Portal’s compliance with IRCA.

1.3          Non-Discrimination. Portal is an Equal Opportunity and Affirmative Action Employer. Portal shall not permit any discrimination against, harassment or segregation of any person or group of persons in connection with the performance of this Agreement on account of sex, disability, marital status, age (40 or over), race, religion, color, creed, national origin or ancestry or any other protected characteristic in accordance with applicable law. Unless Portal is exempt under the terms of these regulations, the Equal Opportunity Clauses set forth at 41 C.F.R. § 60-1.4(a) (for women and minorities), 41 C.F.R. § 60-250.5(a) and 41 C.F.R. § 60-300.5(a) (for veterans), and 41 C.F.R. § 60-741.5(a) (for individuals with disabilities), the provisions of 41 C.F.R. § 61-250.10 and 41 C.F.R. § 61-300.10 (veterans’ employment reports), and the provisions of 29 C.F.R. Part 471, Appendix A to Subpart A (posting notice of employee rights) are incorporated as terms and conditions of this Agreement by this reference. 41 C.F.R. § 60-300.5(a) prohibits discrimination against qualified protected veterans, and requires affirmative action to employ and advance in employment qualified protected veterans. If the property is located in California, then SmartRent and its subcontractors shall comply with the provisions of the Fair Employment and Housing Act (Cal. Gov’t Code Section 12900 et seq.) and the applicable regulations promulgated thereunder, which are hereby incorporated into this Agreement by reference.

1.4.          Ethics Compliance. Portal represents and warrants, the following:

(a)            It is our policy to not violate any anti-bribery or anti-corruption laws, and we have never had a significant violation of any anti-bribery or anti-corruption laws, rules or regulations in the jurisdictions in which we operate.

(b)            It is our policy to not violate any anti-money laundering (“AML”) laws, and we have never had a significant violation of any applicable AML laws in the jurisdictions in which we operate.

(c)            We have not been the subject of any government indictment, nor have we had any fines, penalties or settlement agreements with any government agency in the past 5 years that resulted in material financial costs to our company or affected our ability to conduct business operations.

(d)            It is our policy to conduct our business ethically, and to uphold standards of fair business dealings, competition, and customer privacy.

(e)            It is our policy to uphold standards of equal opportunity and anti-discrimination. We have never had a discrimination claim that involved a significant percentage of our employees or resulted in significant fines, penalties, or settlement amounts.

(f)            It is our policy to support and respect the protection of human rights. We do not use, or engage in, any of the following: forced or compulsory labor, child labor, physical abuse, withholding of identity papers, or retaliation in any form. We have satisfactory labor relations, including with respect to working hours, wages, benefits and humane treatment.

(g)            It is our policy to provide a safe and healthy work environment to our employees, and we have a health and safety program that is appropriate for our services. We have not had a violation of any health or safety laws, rules or regulations in the jurisdictions within which we operate in the past 5 years that resulted in a significant financial cost to our company or affected our ability to conduct business operations.

(h)            It is our policy to uphold principles of environmental responsibility, and in our operations, we seek to minimize adverse effects on the community, environment, and natural resources. We have not had a violation of any environmental laws, rules or regulations in the past 5 years that resulted in a material financial cost to our company or affected our ability to conduct business operations.

(i)            Neither Portal nor any officer, director or employee thereof, is a member, shareholder, beneficiary, partner, officer or director of Fund or any of its affiliates.

Please notify Fund at idrltd@idrfof.com if you have any exceptions to the above representations and warranties.

Appendix C

Transfer Agency Agreement

Appendix D

Authorization Letter